Exhibit 99.1

press release

Sierra Health Services, Inc.® 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS 2004 3RD QUARTER EARNINGS
OF $.90 PER DILUTED SHARE
 Guidance Provided for 2005 and Raised for 2004; Bank Line of Credit Amended

       LAS VEGAS, October 20, 2004 - Sierra Health Services, Inc. (NYSE:SIE) reported today that net income for the quarter ended September 30, 2004 was $30.7 million or $0.90 per diluted share. This compares to net income from continuing operations of $22.2 million or $0.72 per diluted share reported for the same period in 2003, an increase in earnings per diluted share of 25%. If adjusted for the impact of the Company's 2¼% senior convertible debentures, 2003 third quarter earnings per diluted share would have been $0.61, resulting in a 48% increase quarter over quarter.

       Based on Sierra's current share price and under the terms of its 2¼% senior convertible debentures, due 2023, debenture-holders can exercise their right to convert their debentures during the fourth quarter of 2004. Analysts who follow the Company on average had expected Sierra to post third quarter 2004 earnings per diluted share of $0.80, and annual earnings per diluted share of $3.37. The Company had previously announced it expected to earn between $3.35 and $3.45 per diluted share for the year 2004. Sierra now expects to earn between $3.45 and $3.50 per diluted share in 2004, including expected earnings of approximately $0.84 per diluted share from the Company's military health services subsidiary, Sierra Military Health Services, L.L.C. (SMHS). In 2005, the Company expects to earn between $3.15 and $3.25 per diluted share. The reduction in the 2005 earnings per diluted share amounts reflects the termination of the TRICARE military health care contract with SMHS.

       Revenues for the quarter were $393.3 million compared to revenues from continuing operations of $389.2 for the same period in 2003. Medical premium revenues for the quarter were $288.5 million, compared to $242.9 million for the same period in 2003, an increase of 19%. Military contract revenues for the quarter were $86.0 million, compared to $132.8 million for the third quarter of 2003. Revenues for the current quarter reflect only two months contribution under the health care contract from SMHS, which ended its full healthcare delivery operations on August 31, 2004. For the next two quarters, these operations will phase out, with revenues of approximately $10 million per quarter.

       In the third quarter, Sierra's medical care ratio improved 50 basis points to 75.4% from 75.9% for the third quarter of 2003. Sequentially, the medical care ratio improved 20 basis points from 75.6%. Sierra's medical claims payable balance increased to $115.6 million at September 30, 2004 from $113.1 million at June 30, 2004. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 47 days, flat sequentially.

       In the third quarter, as a percentage of medical premium revenue, general and administrative expenses were 15.4%, a 70 basis point sequential improvement from 16.1% and a 150 basis point increase from 13.9% for the third quarter of 2003. In the past, Sierra has reported these expenses as a percentage of total revenue. The increase is due to the Company's reporting of expenses for workers' compensation administrative costs under the general and administrative expense line of the statement of operations. These costs are offset by revenues associated with these services, which are reflected under the investment and other revenues line item of the statement of operations. In April 2004, Sierra reported that it had closed the sale of its workers' compensation insurance operations. A third-party claims administrator was engaged to administer workers' compensation claims for a period of fifteen years. As part of this agreement, Sierra receives revenue for maintaining responsibility for the administrator's costs and for performing certain workers' compensation transition and managed care services.

       Operating cash flow from continuing operations was $16.1 million for the quarter, compared to $49.8 million for the same period in 2003. Operating cash flow from continuing operations, adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS), was $129.7 million for the nine months ended September 30, 2004, compared to $97.9 million for the first nine months of 2003. The Company received eight monthly payments from CMS in the first nine months of 2004 and 2003 as the January CMS payments were received at the end of December. The Company believes that reflecting nine monthly CMS payments provides a more useful measure of cash provided by operations.

       Sierra's total external debt from continuing operations was $125.4 million, compared to $116.7 million at September 30, 2003, and includes $115.0 million for the convertible debentures issued in March 2003 and $10.0 million drawn on the revolving credit facility. During the quarter, Sierra repurchased 705,000 shares of its common stock for $29.5 million. Since the January 2003 inception of the Board-authorized share repurchase program, and through September 30, 2004, the Company has repurchased 8.2 million shares of its common stock for $211.7 million.

       The Company is also announcing that it has amended its revolving credit facility. Effective October 19, 2004, the availability has increased to $100.0 million from $65.0 million, and the maturity extended to December 2009 from April 2006. Borrowing rates have been decreased under the amended facility and limits on share repurchases have been eliminated, provided that a certain leverage ratio is met. The amended line of credit increases Sierra's flexibility in its share repurchase program.

       In the third quarter of 2004, sequential membership in the Company's core Las Vegas market grew by 3.1% or 6,600 lives. For the nine months ended September 30, 2004, Las Vegas commercial membership grew by 10.0% or 19,800 lives. Sequentially, Medicare membership grew by 1.5% or 800 lives for the third quarter of 2004. For the nine months ended September 30, 2004, Medicare membership grew by 3.5% or 1,800 lives. Approximately 97% of the Company's Medicare members are enrolled in the Social HMO program, which provides higher federal reimbursement. In 2004, this program is subject to only a 10% risk modifier, but will be subject to a 30% risk modifier in 2005. The Social HMO program is set to expire at the end of 2007 at which time the Company will transition to the Medicare Advantage Program beginning in 2008.

       "All indications are that 2004 is turning into another very successful year for Sierra," said Anthony M. Marlon, M.D., chairman and chief executive officer. "Our disciplined pricing, attractive product line and broad provider networks continue their popularity with individuals and companies of all sizes in Las Vegas. With the area's unprecedented growth continuing unabated, we are optimistic that we will expand on this success as we head into 2005."

       Sierra Health Services, Inc., based in Las Vegas, is a diversified health care services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 550,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the company's website at www.sierrahealth.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare reserves; 6) the ultimate costs associated with the phase-out of the TRICARE contract and; 7) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers' compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

       Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC., AND SUBSIDIAIRES
Earnings Report
(Unaudited)

                                                               Three Months Ended          Nine Months Ended
                                                                  September 30,              September 30,
                                                            ------------------------   -------------------------
                                                               2004         2003          2004          2003
                                                            -----------  -----------   -----------   -----------
                                                                   (In thousands, except per share data)
Medical Premiums ......................................... $   288,485  $   242,875   $   834,584   $   717,097
Military Contract Revenues................................      85,983      132,788       354,312       352,632
Professional Fees.........................................       8,705        8,984        26,268        27,403
Investment and Other Revenues.............................      10,107        4,590        27,545        14,580
                                                            -----------  -----------   -----------   -----------
Total Revenues............................................     393,280      389,237     1,242,709     1,111,712
                                                            -----------  -----------   -----------   -----------
Medical Expenses..........................................     224,219      191,248       650,705       572,009
    Medical Care Ratio....................................        75.4%        75.9%         75.6%         76.8%
   (Medical Expenses/Premiums and Professional Fees)

Military Contract Expenses................................      75,830      128,966       313,047       344,109
General and Administrative Expenses.......................      44,496       33,845       126,895       101,845
                                                            -----------  -----------   -----------   -----------
Operating Income from Continuing Operations...............      48,735       35,178       152,062        93,749

Interest Expense..........................................      (1,221)      (1,295)       (3,561)       (4,445)
Other Income (Expense), Net...............................         (49)         100           114          (243)
                                                            -----------  -----------   -----------   -----------
Income from Continuing Operations Before Income Taxes.....      47,465       33,983       148,615        89,061

Provision for Income Taxes................................     (16,738)     (11,806)      (53,352)      (30,946)
                                                            -----------  -----------   -----------   -----------
Income from Continuing Operations.........................      30,727       22,177        95,263        58,115

Income (Loss) from Discontinued Operations................          --           30          (486)         (621)
                                                            -----------  -----------   -----------   -----------
Net Income................................................ $    30,727  $    22,207   $    94,777   $    57,494
                                                            ===========  ===========   ===========   ===========
Earnings per Common Share:
Income from Continuing Operations......................... $      1.16  $      0.78   $      3.56   $      2.05
Loss from Discontinued Operations.........................          --           --         (0.02)        (0.02)
                                                            -----------  -----------   -----------   -----------
Net Income................................................ $      1.16  $      0.78   $      3.54   $      2.03
                                                            ===========  ===========   ===========   ===========
Earnings per Common Share Assuming Dilution:
Income from Continuing Operations......................... $      0.90  $      0.72   $      2.75   $      1.90
Loss from Discontinued Operations.........................          --           --         (0.01)        (0.02)
                                                            -----------  -----------   -----------   -----------
Net Income................................................ $      0.90  $      0.72   $      2.74   $      1.88
                                                            ===========  ===========   ===========   ===========

Weighted Average Common Shares Outstanding................      26,498       28,423        26,767        28,265
Weighted Average Common Shares Outstanding
  Assuming Dilution.......................................      34,454       30,897        35,032        30,561

PERIOD END MEMBERSHIP
                                                                 At September 30,
                                                            ------------------------
                                                               2004         2003
                                                            -----------  -----------
HMO
   Commercial.............................................     222,200      199,400
   Medicare...............................................      53,000       50,400
   Medicaid...............................................      49,100       38,800
Managed Indemnity.........................................      25,600       23,700
Medicare Supplement.......................................      16,600       17,900
Administrative Services...................................     186,600      191,800
                                                            -----------  -----------
   Subtotal...............................................     553,100      522,000
TRICARE Eligibles.........................................          --      704,300
                                                            -----------  -----------
Total Members.............................................     553,100    1,226,300
                                                            ===========  ===========

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

                                                            September 30,     December 31,
                                                               2004              2003
                                                            -----------       -----------
                          ASSETS
CURRENT ASSETS:
     Cash and Cash Equivalents............................ $   194,061       $   118,473
     Investments..........................................     111,735           197,573
     Accounts Receivable..................................      13,671            12,080
     Military Accounts Receivable.........................      36,293            47,389
     Current Portion of Deferred Tax Asset................      22,589            33,708
     Prepaid Expenses and Other Current Assets............      44,088            37,478
     Assets of Discontinued Operations....................       4,124           533,756
                                                            -----------       -----------
         Total Current Assets.............................     426,561           980,457

PROPERTY AND EQUIPMENT, NET...............................      69,432            63,109
RESTRICTED CASH AND INVESTMENTS...........................      20,616            17,646
GOODWILL..................................................      14,782            14,782
DEFERRED TAX ASSET (Less Current Portion).................      12,617            11,501
NOTE RECEIVABLE...........................................      62,000                --
OTHER ASSETS..............................................      70,624            46,626
                                                            -----------       -----------
TOTAL ASSETS.............................................. $   676,632       $ 1,134,121
                                                            ===========       ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accrued Liabilities.................................. $    76,629       $    56,327
     Trade Accounts Payable...............................      18,289            37,787
     Accrued Payroll and Taxes............................      31,492            15,879
     Medical Claims Payable...............................     115,622           103,749
     Unearned Premium Revenue.............................      17,502            45,888
     Military Health Care Payable.........................      39,131            76,605
     Current Portion of Long-Term Debt....................          78               163
     Liabilities of Discontinued Operations...............         759           472,407
                                                            -----------       -----------
         Total Current Liabilities........................     299,502           808,805

LONG-TERM DEBT (Less Current Portion).....................     125,352           116,645
OTHER LIABILITIES.........................................      69,060            57,907
                                                            -----------       -----------
TOTAL LIABILITIES.........................................     493,914           983,357
                                                            -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common Stock............................................         176               166
  Treasury Stock..........................................    (217,122)         (112,737)
  Additional Paid-in Capital..............................     276,299           227,417
  Deferred Compensation...................................      (2,233)              (22)
  Accumulated Other Comprehensive Loss....................        (112)             (479)
  Retained Earnings ......................................     125,710            36,419
                                                            -----------       -----------
TOTAL STOCKHOLDERS' EQUITY................................     182,718           150,764
                                                            -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................ $   676,632       $ 1,134,121
                                                            ===========       ===========

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

                                                            Nine Months Ended September 30,
                                                           -------------------------------
                                                               2004              2003
                                                            -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income............................................. $    94,777       $    57,494
   Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities:
          Loss from Discontinued Operations...............         486               621
          Depreciation....................................      12,372            11,750
          Other Adjustments...............................       5,549             3,255
          Unearned Premium Revenue........................     (28,386)          (28,286)
          Changes in Other Assets and Liabilities.........      11,992            23,202
                                                            -----------       -----------
             Net Cash Provided by Operating
                Activities of Continuing Operations.......      96,790            68,036
                                                            -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures, Net of Dispositions..............     (16,766)          (13,728)
   Change in Investments..................................      74,805            43,606
                                                            -----------       -----------
             Net Cash Provided by Investing
                Activities of Continuing Operations.......      58,039            29,878
                                                            -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on Debt and Capital Leases....................      (1,544)          (60,496)
   Proceeds from Other Long-Term Debt.....................      10,000             1,327
   Purchase of Treasury Stock.............................    (112,277)          (52,765)
   Exercise of Stock in Connection with Stock Plans.......      22,686            12,639
   Proceeds from Senior Convertible Debentures............          --           115,000
   Debt Issue Costs.......................................          --            (5,834)
                                                            -----------       -----------
             Net Cash (Used for) Provided By Financing
                 Activities of Continuing Operations......     (81,135)            9,871
                                                            -----------       -----------
NET CASH PROVIDED BY (USED FOR) DISCONTINUED OPERATIONS...       1,894           (25,013)

NET INCREASE IN CASH AND CASH EQUIVALENTS.................      75,588            82,772

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........     118,473            45,778
                                                            -----------       -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................ $   194,061       $   128,550
                                                            ===========       ===========

Reconciliation of Non-GAAP Financial Measures

In this press release, the Company presented "cash flow from continuing operations adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS)". This is a non-GAAP financial measure. The Company received eight monthly payments from CMS in the first nine months of 2004 and 2003 as the January CMS payments were received at the end of December. The Company believes that reflecting nine monthly CMS payments provides a more useful measure of cash provided by operations during the nine month period. The following is a reconciliation to the most directly comparable GAAP financial measure:

                                                            Nine Months Ended September 30,
                                                           -------------------------------
                                                               2004              2003
                                                            -----------       -----------

GAAP Net Cash Provided by Operating Activities
  of Continuing Operations................................ $    96,790       $    68,036
Add:  January CMS payment received in December............      32,924            29,883
                                                            -----------       -----------
Cash flow from continuing operations adjusted for
  the timing of payments from CMS......................... $   129,714       $    97,919
                                                            ===========       ===========